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                                                                    EXHIBIT 11.0


                              POSITRON CORPORATION
                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS
                 For the three months ended September 30, 1997
                       (in thousands, except share data)





                                                          1996          1997
                                                      -----------    ----------
Net loss                                              $    (1,005)   $     (969)
                                                      ===========    ==========
Weighted average common shares used in computing
 net loss per share                                     3,828,876     5,111,292
                                                      ===========    ==========
Net loss per share                                    $     (0.26)   $    (0.19)
                                                      ===========    ==========